Exhibit 99.1

Cascade Summit, LLC 3120 NW Metke Place Bend, OR 97701 Tel: 541-550-7697 Fax: 415-480-8787 Email: dbaker@corefundmgmt.com

April 28, 2009

Znomics Inc.
2611 SW Third Avenue, Suite 200
Portland, OR 97201
Dwight Sangrey, Chairman of the Board of Directors

Re: Advisory Agreement

Dear Dwight:

CASCADE SUMMIT, LLC (the “Advisor”) is please to act as independent advisor to Znomics, Inc. (the “Company”) on the following terms:

1.
Engagement.   The Company hereby retains the Advisor to provide consulting services (as described in the Description of Work attached hereto as Exhibit A (the “Description of Work”)) to the Company, and the Advisor hereby agrees to provide such services.

2.
Services.  The Description of Work describes the services to be performed by the Advisor.  If the Company and the Advisor anticipate the Advisor providing services in addition to those described in the Description of Work, the parties may amend this agreement by attaching additional  exhibits.  In providing services under this agreement the Advisor will be acting as independent contractor, not an employee, of the Company.

3.
Compensation.  As compensation for services to be provided by the Advisor under this agreement, the Company shall without any conditions or contingencies, for the value of services performed, convey to the Advisor (or its designees), an advisory fee in connection with the successful completion of a successful transaction.  For the absence of doubt, a transaction shall be defined as the successful completion of a merger or acquisition involving the Company with another company or entity, with the newly combined entity becoming a reporting company pursuant to the Securities Exchange Act of 1934.  The advisory fee shall equal twenty percent (20%) of the total consideration paid to or retained by the Company shareholders in connection with such transaction. The parties hereto expect that such transaction shall most likely be structured as a reverse merger, the Company will have no remaining assets or liabilities (contingent or otherwise) at closing of such transaction and that the consideration in such transaction shall consist of shares of the newly combined company .  The Company shall furnish the Advisor with such shares simultaneously upon the successful closing of such a transaction, which shares will be validly issued, fully-paid and non-assessable, and free from all taxes, liens and charges.

4.	Term. Subject to Section 10, the term of this agreement will commence on the date written above and will end on December 31, 2009.

5.
Allocation of Time and Energies.   The Advisor shall perform diligently any services that they provide under this agreement on a best efforts basis.  The Advisor will not be required to devote a set number of hours in any given time period to performing services under this agreement.

6.
Indemnification; Contribution.  Subject to Section 7, the Company shall indemnify the Advisor, their respective affiliates, and the officers, directors, agents, employees and controlling persons of each such affiliate (each of the foregoing, an “Indemnified Person”)  to the fullest extent permitted by law from and against any all losses, claims, damages, expenses (including reasonable fees and disbursements of counsel), actions, proceedings, investigations, inquiries or threats thereof (all of the foregoing being hereinafter referred to as “Liabilities”), based upon, relating to , or arising out its services hereunder, except that the Company will not be required to indemnify any Indemnified Person with respect to any Liabilities if it has been finally judicially determined that those Liabilities resulted from the willful misconduct, bad faith or gross negligence of such Indemnified Person.

7.
[Limitation of Liability.  Neither party shall under any circumstances be liable for any consequential, indirect, special, incidental or exemplary damages, including without limitation, any loss of revenues, profits, or business or other economic loss arising out of or in connection with the services provided hereunder.  The Advisor’s liability under this agreement will be limited to the value of the consideration received hereunder, valued as of the date of delivery thereof

8.
Other Advisory Clients.   The Company acknowledges that the Advisor and affiliates of the Advisor are in the business of providing services and consulting advice to others.  Nothing contained in this agreement is to be construed to limit or restrict the Advisor in conducting any business with others or in rendering advice to others.

9.
Expenses.  The Company shall promptly reimburse the Advisor for any reasonable travel expenses incurred by the Advisor, if such expense is authorized by and incurred at the behest of, the Company and in connection with any services performed by the Advisor under this agreement.  The Company will reimburse Advisor for said expenses within 10 business days of providing an invoice to Company for any such expenses.

10.
Termination.  Either party may terminate this agreement for any reason on 60 days’ prior notice to the other party.  However, all compensation provisions of this agreement will survive such termination and all compensation agreed will be provided, without an ability of rescission, to Advisor.

11.
Miscellaneous.  Oregon law governs all matters arising out of this agreement, including any tort claims, without giving effect to principles relating to conflicts of law.  This agreement may not be amended or otherwise modified except by an instrument signed by all parties.  If any provision hereof is determined to be invalid or unenforceable in any respect, that determination will not affect that provision in any other respect or any other provision of this agreement, which will remain in full force and effect.

If this agreement correctly reflects the terms we have agreed to, please sign a copy of this agreement in the space provided below and return it to the Advisor.

CASCADE SUMMIT, LLC

/s/ David N. Baker               April 29, 2009
DAVID BAKER, MANAGING MEMBER

ZNOMICS INC.

/s/ Dwight Sangrey            April 29, 2009
DWIGHT SANGREY, CHAIRMAN OF THE BOARD OF DIRECTORS

EXHIBIT A

DESCRIPTION OF WORK

The Advisor shall perform the following consulting services:

1.	Advise the board as to how to prepare the Company to be converted to an available public vehicle for merger/acquisition

2.	Assist the company in identifying appropriate private companies in which to merge into the Company such that such a private company may become a public reporting company

3.	Advise the company on all necessary filings and steps to properly position the Company as an attractive public shell

4.	Perform any other tasks that the Company requests and that the Advisor agrees to perform.

Agreed to as of the date first written above.

CASCADE SUMMIT, LLC

/s/ David N. Baker
DAVID N. BAKER, MANAGING MEMBER

ZNOMICS INC.

/s/ Dwight Sangrey
DWIGHT SANGREY, CHAIRMAN OF THE BOARD OF DIRECTORS